EX-23.2 Auditors' Consent-Deloitte & Touche LLP


CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement of McKenzie Bay International, Ltd. and subsidiaries (a development stage company) on Form SB-2 of our report dated December 23, 2003 (April 6, 2004 as to note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern and includes an emphasis of matter paragraph concerning the Company's status as a development stage company), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP
Rouyn-Noranda, Canada
September 30, 2004